UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 11, 2007

AMGEN INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On July 11, 2007, Amgen Inc. entered into a Collaboration Agreement (the “Collaboration Agreement”) with Daiichi Sankyo Company, Limited (“Daiichi Sankyo”). Under the terms of the Collaboration Agreement, Amgen has granted Daiichi Sankyo exclusive rights to develop and commercialize Amgen’s proprietary product denosumab in Japan in post-menopausal osteoporosis and oncology with the potential for additional indications.

Daiichi Sankyo will pay to Amgen an upfront payment of $20 million. Daiichi Sankyo will assume all development costs for denosumab in Japan and will pay approximately $150 million of expected worldwide development costs for denosumab through 2009. Daiichi Sankyo will pay to Amgen tiered royalties that escalate based on increasing levels of annual net sales of denosumab by Daiichi Sankyo in Japan.

Under the Collaboration Agreement, Amgen grants Daiichi Sankyo an exclusive license for Japan to Amgen’s intellectual property related to denosumab. Daiichi Sankyo grants to Amgen exclusive worldwide rights to certain Daiichi Sankyo intellectual property to the extent applicable to denosumab, subject to a retained exclusive right in Japan for activities within the scope of the collaboration. In consideration of the worldwide license granted by Daiichi Sankyo, Daiichi Sankyo is eligible to receive milestone payments dependent on approval of denosumab in the European Union or Japan for post-menopausal osteoporosis and oncology.

The Collaboration Agreement will expire in 2027 unless sooner terminated in accordance with the Collaboration Agreement. The intellectual property rights granted from Daiichi Sankyo to Amgen and the payment obligations related thereto would survive termination.

In a press release issued on July 11, 2007, Amgen announced its entry into the Collaboration Agreement. A copy of the press release is attached hereto as Exhibit 99.1, is incorporated herein by reference, and is hereby filed.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated July 11, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

By:	/s/ David J. Scott
David J. Scott
Senior Vice President, General Counsel and Secretary

Date: July 13, 2007

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 11, 2007.

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